Exhibit d(iv) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                       EXHIBIT G

                             INVESTMENT ADVISORY CONTRACT

                    FEDERATED NORTH CAROLINA MUNICIPAL INCOME FUND

      For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to
 .40 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .40 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      The right of the adviser as set forth in Paragraph six of this Contract to assume expenses of one or more of the Funds shall also apply as to any classes of the above-named Fund.

      Witness the due execution hereof this 1st day of June, 1999.

                                    FEDERATED INVESTMENT
                                    MANAGEMENT COMPANY

                                    By:  /S/ STEPHEN A. KEEN
                                       ---------------------------
                                    Name:  Stephen A. Keen
                                    Title:  Vice President


                                    MUNICIPAL SECURITIES INCOME TRUST

                                    By:  /S/ JOHN W. MCGONIGLE
                                       ---------------------------
                                    Name:  John W. McGonigle
                                    Title:  Executive Vice President
                                                                   and Secretary